EXHIBIT 99.1

                     [AMERICAN EXPRESS COMPANY LETTERHEAD]


                                 October 7, 2005



TO THE HOLDERS OF THE 1.85% CONVERTIBLE SENIOR DEBENTURES DUE 2033 OF AMERICAN EXPRESS COMPANY (CUSIP number 025816AR0 / 025816AS8)

Re: Adjustment of Conversion Rate of the 1.85% Convertible Senior Debentures due 2033 (the "Debentures") of American Express Company (the "Company") issued under the Indenture, dated as of November 21, 2003 (the "Indenture"), between the Company and U.S. Bank National Association, as Trustee
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In accordance with Section 11.11(l) of the Indenture,  notice is hereby given to you that:

     (1) the Base Conversion Rate will be adjusted as a result of (i) as provided in Section 11.11(g) of the Indenture, the distribution (the "Distribution") on September 30, 2005 of 100% of the shares of the Company's wholly-owned subsidiary, Ameriprise Financial, Inc. (formerly American Express Financial Corporation) to the Company's shareholders of record as of September 19, 2005 (the "Distribution Adjustment") and (ii) as provided in
Section 11.11(e) of the Indenture, the payment of dividends (the "Dividend Payments") of $0.12 per share in respect of the Company's Common Stock to shareholders of record on each of October 8, 2004, January 7, 2005, April 1, 2005 and July 1, 2005 (the "Dividend Adjustment");

     (2) as a result of the Distribution Adjustment to the Base Conversion Rate, the Maximum Conversion Rate and the Incremental Share Factor will be adjusted as provided in Section 11.11(h) of the Indenture and the Dividend Threshold Amount will be adjusted as provided in Section 11.11(e) of the Indenture;

     (3) as a result of the Dividend Adjustment to the Base Conversion Rate, the Incremental Share Factor will be adjusted as provided in Section 11.11(h) of the Indenture;

After giving effect to the Dividend  Adjustment,  the Base  Conversion  Rate was
14.4289 shares of Common Stock and the Incremental Share Factor was 43.2868 shares of Common Stock.

After giving effect to the Dividend Adjustment and the Distribution Adjustment and the other adjustments described in paragraphs (2) and (3) above, as applicable, effective immediately prior to the open of business on October 6, 2005:

        o  the Base Conversion Rate will be 16.5316 shares of Common Stock;

        o  the Incremental Share Factor will be 49.5950 shares of Common Stock;

        o  the Maximum Conversion Rate will be 26.0809 shares of Common Stock;
           and

        o  the Dividend Threshold Amount will be $0.09 per share of Common Stock

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Terms used but not otherwise  defined herein shall have the meanings ascribed to them in the Indenture.




                                    AMERICAN EXPRESS COMPANY

                                    /s/ Stephen P. Norman
                                    ------------------------
                                    Name:   Stephen P. Norman
                                    Title:  Secretary





















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